EXHIBIT 10.1

Execution Copy

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), dated as of November 9, 2005, is by and among Merit Management Partners I, L.P., Merit Energy Partners III, L.P., and Merit Energy Partners D-III, L.P., each a Delaware limited partnership, whose address is 13727 Noel Road, Suite 500, Dallas, Texas 75240 (collectively, “Seller”), and Denbury Onshore, LLC, a Delaware limited liability company, whose address is 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024 (“Buyer”). Seller and Buyer are sometimes together referred to herein as “Parties”.

W I T N E S S E T H:

WHEREAS, Seller owns certain oil and gas leasehold interests and related assets more fully described on the exhibits hereto; and

WHEREAS, Seller desires to sell and Buyer desires to acquire these interests and related assets on the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

ARTICLE 1. - DEFINITIONS

1.1.         "Agreement" shall mean this Purchase and Sale Agreement between Seller and Buyer.

1.2.         "Assets" shall mean the following described assets and properties (except to the extent constituting Excluded Assets):

(a)	the Leases;
(b)	the Personal Property and Incidental Rights; and
(c)	the Inventory Hydrocarbons

1.3.	"Assumed Obligations" shall mean:

(a)	all Environmental Obligations or Liabilities;

(b)        all obligations with respect to gas production, sales or, subject to Article 18, processing imbalances with third parties;

(c)        all liabilities, duties, and obligations that arise out of the ownership, operation or use of the Assets after the Effective Time;

(d)        all liabilities, duties and obligations that arise out of the ownership, operation or use of the Assets prior to the Effective Time (including, without limitation, all Claims listed on Schedule 1.3(d) except to the extent of insurance proceeds relating thereto actually received by Seller), other than (i) Claims for the underpayment of royalties and taxes associated with the Assets prior to the Effective Time, or (ii) Claims for amounts due by Seller under any contracts or agreements affecting the Assets with respect to periods prior to the Effective Time.

1.4.	"Closing" shall be as defined in Section 13.1.

1.5.	"Closing Date" shall be as defined in Section 13.1.

1.6.	"Effective Time" shall mean 7:00 a.m., C.S.T., on January1, 2006.

1.7.         “Environmental Defect” shall mean: (i) a condition or activity with respect to an Asset that is in violation, or reasonably likely to violate, any federal, state or local statute, or any rule, order, ruling or regulation entered, issued or made by any court, administrative agency, or other governmental body or entity, federal, state, or local, or any arbitrator (“Environmental Law”), or surface lease or mineral lease express obligation, relating to natural resources, conservation, the environment, or the emission, release, storage, treatment, disposal, transportation, handling or management of industrial or solid waste, hazardous waste, hazardous or toxic substances, chemicals or pollutants, petroleum, including crude oil, natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of oil and gas (“Regulated Substances”); (ii) the presence of Regulated Substances in the soil, groundwater, or surface water in, on, at or under an Asset in any manner or quantity which is required to be remediated by Environmental Law or by any applicable action or guidance levels or other standards published by any governmental agency with jurisdiction over the Assets, or by any surface lease or mineral lease express obligation ;or (iii) Seller’s failure to have all governmental permits necessary for the operation of the Asset or Seller’s material default under any permit, license or agreement relating to the operation and maintenance of the Assets. Buyer and Seller agree that for a condition to be in violation of any statute or regulation referred to in the preceding sentence, it shall not be necessary that Seller shall be under notice of violation from a federal or state regulatory agency.

1.8.         "Environmental Obligations or Liabilities" shall mean all liabilities, obligations, expenses (including, without limitation, all attorneys' fees), fines, penalties, costs, claims, suits or damages (including, without limitation, personal injury, property and natural resource damages) of any nature, associated with the Assets, whether arising before or after the Effective Time, and attributable to or resulting from: (i) pollution or contamination of soil, groundwater or air, on, in or under the Assets and any other contamination of or adverse effect upon the environment, including without limitation such conditions caused by or related to naturally occurring radioactive materials; (ii)

underground injection activities and waste disposal; (iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, ponds, or lagoons, including any subsurface or surface pollution caused by such spills, pits, ponds, or lagoons; (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements, including those in a surface lease or mineral lease; (v) all obligations, whether pursuant to an Environmental Law or a surface or mineral lease obligation, for plugging, replugging and abandoning any wells, the restoration of any well sites, tank battery sites and gas plant sites, and any other surface locations or sites, the proper removal, disposal and abandonment of any wastes or fixtures, and the proper capping and burying of all flow lines, which are included in the Assets; (vi) violation of any federal, state or local Environmental Law or land use law, or surface lease or mineral lease obligation; and (vii) any other violation which could qualify as an Environmental Defect.

1.9.	"Excluded Assets" shall mean the following:

(a)        (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time;

(b)        all corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any tax records which directly relate to any Assumed Obligations, or which are necessary for Buyer's ownership, administration, or operation of the Assets;

(c)        all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time; provided, however, Seller shall transfer to Buyer all claims and causes of action of Seller against prior owners of the Assets or third parties with respect to Environmental Obligations or Liabilities.

(d)        except as otherwise provided in Article 15, all rights, titles, claims and interests of Seller relating to the Assets prior to the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

(e)        all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons;

(f)         claims of Seller for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

(g)        all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets, respecting periods prior to the Effective Time;

(h)        all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(i)         all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets, and all accounts receivable attributable to the Assets, prior to the Effective Time;

(j)         all of Seller's intellectual property, including, but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos; and

(k)        all of Seller's remote terminal units, radio control alarms, radio towers, leased automobiles and trucks located on the leases, areas, and lands described in Exhibit A, but excluding all field capture hardware and software, which shall be transferred to Buyer at its request and expense.

1.10.        "Hydrocarbons" shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including CO2), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Leases and Assets.

1.11.        "Inventory Hydrocarbons" shall mean all merchantable oil and condensate (for oil or liquids in storage tanks, being only that oil or liquids physically above the top of the inlet connection into such tanks) produced from or attributable to the Leases prior to the Effective Time which have not been sold by Seller and are in storage at the Effective Time.

1.12.        "Leases" shall mean, except to the extent constituting Excluded Assets, any and all interests owned by Seller, including but without limitation those set forth on Exhibit A, or which Seller is entitled to receive by reason of any participation, joint venture, farm-in, farm-out, joint operating agreement or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates, royalty interests, overriding royalty interests, net revenue interests, executory interests, net profit interests, working interests, reversionary interests, fee and term mineral interests, and any other interests of Seller in Hydrocarbons, in the “Subject Counties” (as described below), it being the intent hereof that the Assets, and the legal descriptions and depth limitations set forth on Exhibit A, or in instruments described in Exhibit A, are for information only and the term "Leases" includes all of Seller's right, title and interest in the above described interests and Assets in the Subject Counties, except to the extend constituting Excluded Assets, including but not limited to those described on Exhibit A, or in instruments described in Exhibit A, even though such interests and Assets may be incorrectly described in Exhibit A or be omitted from Exhibit A. The Subject Counties are Mobile County, Alabama, Yazoo County, Mississippi, and Wayne County, Mississippi.

1.13.	"Performance Deposit" shall be as defined in Section 3.2.

1.14.        "Personal Property and Incidental Rights" shall mean all right, title and interest of Seller in and to or derived from the following insofar as the same do not constitute Excluded Assets and are attributable to, appurtenant to, incidental to, or used for the operation of the Leases:

(a)         all easements, rights-of-way, permits, licenses, servitudes or other interests, including, without limitation, those described in Exhibit A;

(b)        all wells, equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, platforms, tank batteries, appurtenances, and improvements situated upon the Leases as of the date of this Agreement and used or held for use in connection with the development or operation of the Leases (including all field capture hardware and software) or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the Leases, including, without limitation, those described in Exhibit A;

(c)        all contracts, agreements, and title instruments to the extent attributable to and affecting the Assets in existence at Closing, including all Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing, and fractionating contracts, and joint operating agreements, including, without limitation, those described in Exhibit A; and

(d)        originals of all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as the same are directly related to the Leases; including, without limitation, all seismic, geological, geochemical, and geophysical information and data, to the extent that such data is not subject to any third party restrictions, but excluding Seller's proprietary interpretations of same.

1.15.	"Purchase Price" shall be as defined in Section 3.1.

1.16.        “Retained Obligations” shall mean all liabilities, duties, and obligations that arise out of Claims for underpayment of royalties or taxes associated with the Assets prior to the Effective Time, except those specifically included in the definition of “Assumed Obligations”, and any liabilities, duties, and obligations of any nature related to the Excluded Assets or the Claims [other than Schedule 1.3(d) claims] listed on Schedule 4(f).

1.17        “Claims” shall mean all material claims, demands, losses, damages, punitive damages, costs, expenses, regulatory or administrative fines or required remedial measures causes of action or judgments of any kind or character including, without limitation, any interest, penalty, reasonable attorneys' fees and other costs and expenses incurred in connection with the foregoing or the defense thereof.

ARTICLE 2. - AGREEMENT TO PURCHASE AND SELL

Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and pay for the Assets and to assume the Assumed Obligations. It is Seller’s intent to include in such conveyance all interests owned by any affiliate of Seller and any limited partnership or other entity controlled by Seller, and documenting any such affiliate or controlled-party conveyance shall be considered an obligation under Section 19.3.

ARTICLE 3. - PURCHASE PRICE AND PAYMENT

3.1.	Purchase Price.

Subject to adjustment as set forth below, the Purchase Price for the Assets shall be Two Hundred Fifty Million Dollars ($250,000,000.00), allocated among the Assets as provided in Exhibit B.

3.2.	Performance Deposit.

No later than 4:00 p.m. Dallas time on November 21, 2005, Buyer shall tender to Seller, by bank wire transfer, a Performance Deposit equal to ten percent (10%) of the Purchase Price, which Performance Deposit shall be non-interest bearing non-refundable except as provided herein. If for any reason Buyer fails to deliver such deposit by 4:00 p.m. Dallas time on November 21, 2005, this Agreement shall be null and void and the parties hereto shall have no further obligation to each other, provided, however, that the Confidentiality Agreement referenced in Section 6.3 and the Agreement for Indemnification and Responsibility referenced in Section 6.4 shall continue to be effective pursuant to their terms notwithstanding the nullification of this Agreement pursuant to this sentence.

3.3.	Final Settlement/Purchase Price Adjustments.

Within 120 days after Closing, Seller shall provide to Buyer, for Buyer's concurrence, an accounting (the "Final Settlement Statement") of the actual amounts of Seller's and Buyer's Credits for the adjustment set out in this Section 3.3. Buyer shall have the right for 30 days after receipt of the Final Settlement Statement to audit and take exceptions to such adjustments. The Parties shall attempt to resolve any disagreements on a best efforts basis. Those credits agreed upon by Buyer and Seller shall be netted and the final settlement shall be paid as directed in writing by the receiving party, on final adjustment by the party owing it (the "Final Settlement").

The Purchase Price shall be adjusted as follows:

(a)        The Purchase Price shall be adjusted upward by the following ("Seller's Credits"):

(1)        the value of (i) all Inventory Hydrocarbons, such value to be based upon the prevailing market value for crude oil in effect as of the Effective Time adjusted for grade and gravity, less taxes and transportation fees deducted by the purchaser of such oil, such oil to be measured at the Effective Time by the operators of the Assets; and (ii) the value of all of Seller's unsold inventory of gas plant products, if any, attributable to the Leases at the Effective Time valued in the same manner as if such products had been sold under the contract then in existence between Seller and the purchaser of such products or, if there is no such contract, valued in the same manner as if said products had been sold at the posted price for said products;

(2)        the amount of all production expenses, operating expenses and all expenditures attributable to the operation of the Assets after the Effective Time and accrued prior to the Closing Date in accordance with generally accepted accounting principles and Section 11.1;

(3)        an amount equal to $250,000 per month (or prorated portion thereof) from the Effective Time to the Closing Date, as a fee for operating the Assets ;

(4)        an amount equal to the sum of any upward adjustments provided elsewhere in this Agreement; and

(5)        any other amount agreed upon by Seller and Buyer in writing prior to Closing.

(b)        The Purchase Price shall be adjusted downward by the following ("Buyer's Credits"):

(1)        the total collected sales value of all Hydrocarbons sold by the Seller after the Effective Time, all of which are attributable to the Assets, and any other monies collected by the Seller with respect to the ownership or operation of the Assets after the Effective Time (including COPAS overhead fees from unaffiliated third parties related to time periods after the Closing Date), but excepting interest income.

(2)        the amount of all unpaid ad valorem, property, production, excise, severance and similar taxes and assessments (but not including income taxes), which taxes and assessments become due and payable or accrue to the Assets prior to the Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes assessed against the applicable portion of the Assets for the immediately preceding tax period just ended;

(3)        an amount equal to the sum of any downward adjustments provided elsewhere in this Agreement;

(4)        an amount equal to the sum of amounts held in suspense by Seller for the account of third parties (obligations for payment of which amounts to such third parties Buyer shall assume at Closing);

(5)        any other amount agreed upon by Seller and Buyer in writing prior to Closing.

(c)        Seller shall prepare and deliver to Buyer, at least five "Business Days" (being all days excluding weekends and federal holidays) prior to Closing, Seller's estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Section 3.3. The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Buyer's agreed upon estimated adjustments and Seller's good faith estimate of any disputed amounts (and any such disputes shall be resolved by the parties in connection with the resolution of the Final Settlement Statement). Notwithstanding anything to the contrary contained herein, Seller shall not be required to credit Buyer with revenue not actually received by Seller.

3.4	Performance Bond.

(a)       At Closing, Buyer shall obtain and at all times (subject to the termination of the Bond pursuant to Section 3.4(b) maintain for a period not to exceed one (1) year following the plugging, abandonment and/or decommissioning of all wells and facilities included in the Assets, a non-cancelable performance bond (the “Bond”), naming Seller as obligee and Loss Payee and securing Buyer’s Performance (as defined in Section 3.4(c)) with respect to the plugging, abandonment and/or decommissioning of all wells and facilities included in the Assets, as well as Buyer’s indemnity obligations under Section 17.2.

(b)               The Bond shall be in the amount of Ten Million Dollars ($10,000,000), and shall be in form and substance acceptable to Seller.  The Bond shall be placed with surety company or companies acceptable to Seller and which is authorized and admitted to do business in the jurisdictions where the Assets are located, approved by the United States Department of the Treasury, listed in the Federal Register and licensed by the State of Texas (or other jurisdiction acceptable to Seller) to execute bonds as surety.  All Bonds must be approved in writing by Seller prior to Closing.  In addition:

(i)                  the Bond shall terminate after the latter of (A) five (5) years from the Closing Date, or (B) one (1) year after the date that the last Outstanding Claim is resolved (for purposes of this Section 3.4(b), “Outstanding Claim” shall mean (A) any matter listed on Schedule 1.3(d) which has reached the level of actual litigation or formal regulatory investigation within five (5) years after the Closing Date, or (B) any other matter included in the definition of Assumed Obligations which reaches the level of actual litigation during the five year period following the Closing Date; “resolved” as used in this Section 3.4(b) shall mean (A) the entry of a final non-appealable judgment or decree (agreed or otherwise), or (B) the failure of such matter to reach the level of actual litigation or formal regulatory investigation within five (5) years after the Closing Date;

(ii)                   at any time that Buyer believes that circumstances with respect to the Bond have changed (such as a sale of a portion of the Assets with Buyer receiving satisfactory replacement security in favor of Seller), Buyer may request that Seller reduce the amount of the Bond.  Seller and Buyer will meet to discuss Buyer’s request, and Seller, in its sole discretion, may decide whether or not to reduce the Bond;

(iii)               the Bond may be reduced only if, at the time of the request for reduction, the combined net equity of Buyer equals or exceeds One Hundred Million Dollars ($100,000,000); and

(iv)              the amount of Buyer’s net equity shall be determined by reference to Buyer’s most recent annual audited financial statements and most recent quarterly financial statements, which Buyer shall furnish to Seller at the time of any request by Buyer for reduction of the Bond.

(c)                “Performance” as used in this Section 3.4 shall mean compliance with and completion to the satisfaction of all federal, state or other governmental bodies, laws, rules, orders, and regulations in connection with all obligations accepted and assumed hereunder by Buyer, as well as the complete performance and satisfaction of Buyer’s indemnity obligations under Section 17.2.

ARTICLE 4. - SELLER'S REPRESENTATIONS AND WARRANTIES

Seller jointly represents and warrants to Buyer as of the date hereof, and the Closing Date that:

(a)        Each Seller is a Delaware limited partnership duly organized, validly existing, and in good standing under the laws of the state of Delaware, and is duly qualified to carry on its business in those states where they are required to do so.

(b)        Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. Further, Merit Management Partners I, L.P. has the power and authority to cause the Assignors listed on Exhibit C which are not a party to this Agreement to execute and deliver the assignments and other documents necessary to convey such parties’ interest in the Assets. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of its governing documents or any agreement or instrument to which it is a party or by which it is bound (except any provision contained in agreements customary in the oil and gas industry relating to (1) the Preferential Purchase Rights (defined below); (2) required consents to transfer and related provisions relating to all or any portion of the Assets; (3) maintenance of uniform interest provisions; and (4) any other third-party approvals or consents contemplated herein), or any judgment, decree, order, statute, rule, or regulation applicable to Seller.

(c)        This Agreement, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing, constitute legal, valid and binding obligations of Seller in accordance with its respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.

(d)        There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Seller threatened against Seller.

(e)        The execution, delivery and performance of this Agreement and the transaction contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Seller.

(f)         Except (i) as set forth in Schedule 4(f), and (ii) for any Claim initiated by Buyer, (A) there is no action pending (with service of process therein having been made on Seller) or, to the knowledge of Seller, threatened (or pending without service of process therein having been made on Seller) to which Seller is (or is threatened to be made) a party and which relates to the Assets or seeks to prevent the consummation by Seller of the transactions contemplated by this Agreement, and (B) to Seller’s knowledge, there is no outstanding order, writ, injunction, decree or judgment entered in any Claim in which Seller has been joined as a party that is binding upon Seller and which relates to the Assets or would prevent the consummation by Seller of the transactions contemplated by this Agreement.  The Parties recognize that the actions, suits or proceedings listed on Schedule 4(f) were filed before the Effective Time, but may impact activities continuing or occurring after the Effective Time, such that after the Closing, Buyer may become a proper party to an action, suit or proceeding listed on Schedule 4(f).

(g)        Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement and the transaction provided herein.

(h)       At Closing, the transfer of the Assets to Buyer will not violate any covenants or restrictions imposed on Seller by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Assets.

(i)        Except as set forth on Schedule 4(i), there are no rights of first refusal, preferential rights, preemptive rights or contracts, or other commitments or understandings of a similar nature to which Seller is a party or to which the Assets are subject, which in the aggregate affect Assets totaling $5,000,000 in allocated value as shown on Exhibit B.

(j)        Other than as listed on Schedule 4(j), no Hydrocarbons produced or to be produced from the Leases are subject to any gas sales contracts other than (1) contracts terminable by Seller without penalty upon no more than thirty (30) days written notice, or (2) contracts providing for market-based price adjustments no less often than quarterly; and, no third party has any call upon, option to purchase, dedication rights or similar rights with respect to the hydrocarbons produced to be produced from Seller’s interest in the Leases.

ARTICLE 5. - BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the date hereof, and the Closing Date that:

(a)        Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in those states where it is required to do so.

(b)        Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform it obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's certificate of formation, partnership agreement(s), by-laws or governing documents or any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule, or regulation applicable to Buyer.

(c)        Prior to Buyer delivering the Performance Deposit pursuant to Section 3.2, the execution, delivery and performance of this Agreement and the transactions contemplated hereunder will be duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Buyer. Seller may construe Buyer’s delivery of the Performance Deposit that all such authorization has been obtained.

(d)        This Agreement, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing, constitute legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.

(e)        There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer threatened against Buyer.

(f)         Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement and the transaction provided herein.

(g)        Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, and other professional counsel concerning this Agreement, the Assets and the value thereof.

(h)        Buyer has the financial resources to close the transaction contemplated by this Agreement, and if third party financing is a requirement for Buyer’s ability to close, Buyer will obtain such financing prior to Closing.

ARTICLE 6. - ACCESS TO INFORMATION AND INSPECTIONS

6.1.	Title Files.

Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices at their actual location, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, payout statements, title curative, other title materials, and agreements pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller. No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

6.2.	Other Files.

Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices at their actual location, all production, well, regulatory, engineering, seismic, geological, geophysical and geochemical information, accounting information, environmental information, inspections and reports (other than reports subject to attorney/client or other litigation privilege), and other information, files, books, records, and data pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller, excepting economic evaluations, reserve reports and any such information that is subject to the attorney/client and work product privileges. No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

6.3.	Confidentiality Agreement.

All such information made available to Buyer shall be maintained confidential by Buyer until Closing. In conjunction with this Agreement, Seller and Buyer have entered into a Confidentiality Agreement dated October 19, 2005. The terms and provisions of this Confidentiality Agreement shall govern use and disclosure of information made available by Seller to Buyer under this Agreement, and such terms and provisions are incorporated into this Agreement by reference, as if fully set out in this Agreement.

6.4.	Inspections.

Promptly after the execution of this Agreement and until Closing, Seller, subject to any necessary third-party operator approval, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets. In conjunction with this Agreement, Seller and Buyer have entered into an Agreement for Indemnification and Responsibility for Damages to the Subject Properties in Connection with Site Visits and Investigation dated October 20, 2005. The terms and provisions of that Agreement for Indemnification and Responsibility shall govern inspections made by Buyer under this Agreement, and such terms and provisions are incorporated into this Agreement by reference, as if fully set out in this Agreement.

6.5.	No Warranty or Representation on Seller's Information.

EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLER. ANY AND ALL SUCH DATA, INFORMATION AND MATERIAL FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER'S SOLE RISK.

6.6.	Amendments to Exhibits.

Seller and Buyer acknowledge that Buyer’s review of Seller’s records and files, or further review by Seller, prior to Closing may indicate that some or all of the Exhibits attached to this Agreement were not complete or entirely correct at the time of execution of this Agreement. Accordingly, Seller and Buyer agree to revise and amend the Exhibits, as needed, so that they will completely and accurately reflect the intention of the parties as to the definition of Assets and the conveyance thereof at Closing and shall be given effect as if made on the Closing Date prior to Closing, in the event Closing occurs. It is understood and agreed, however, that such revisions or amendments shall not otherwise be taken into account in giving effect to any representations, rights, options, conditions, covenants and obligations of the Parties contained in this Agreement as originally executed unless and until after Closing occurs.

ARTICLE 7. - ENVIRONMENTAL MATTERS AND ADJUSTMENTS

7.1.         Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right, at reasonable times during normal business hours, to conduct its investigation into the status of the physical and environmental condition of the Assets. If, in the course of conducting such investigation, but subject to Section 7.5, Buyer discovers that any Asset is subject to a material Environmental Defect, Buyer may raise such Environmental Defect in the manner set forth hereafter. For purposes hereof, the term “material” shall mean that the cost of remediating any single defect exceeds $50,000, the parties agreeing that such amount will be a per Asset threshold rather than a deductible. No later than 5:00 p.m., C.S.T., on January 13, 2006 (the “Environmental Defect Notice Date”), Buyer shall notify Seller in writing specifying such Environmental Defects, if any, the Assets affected thereby, and Buyer's good faith detailed calculation of the net reduction in value of the Assets affected by such defects (the “Environmental Defect Value”). Prior to Closing, Buyer and Seller shall treat all information regarding any environmental conditions as confidential, whether material or not, and shall not make any contact with any governmental authority or third party regarding same (except to the extent necessary to obtain the records of such parties) without the written consent of the other party unless required by law.

7.2.         If Buyer fails to notify Seller prior to or on the Environmental Defect Notice Date, of any Environmental Defects, all defects will be deemed waived, Seller shall be released from any liability therefor, the Parties shall proceed with Closing, Seller shall be under no obligation to correct the defects, and Buyer shall assume the risks, liability and obligations associated with such defects. Seller may, but shall be under no obligation to, correct at its own cost and expense such defects on or before the Closing Date.

7.3.         Subject to Section 7.4, in the event that Buyer provides Seller with an Environmental Defect Notice, Seller, at its sole option, shall, (i) agree to cure or remediate any Defect within a reasonable time after Closing, (ii) reduce the Purchase Price by the amount of the Environmental Defect Value, or (iii) provide Buyer with indemnification for any damages, claims or expenses arising from such Environmental Defect in the form attached as Exhibit G.

7.4.         Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be entitled to any remedy relating to an alleged Environmental Defect unless and except to the extent that the aggregate cost associated with remedying all alleged Environmental Defects not cured or indemnified against by Seller exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Aggregate Environmental Deductible”) and Buyer shall be solely responsible for and bear all costs and expenses associated with any and all alleged Environmental Defects up to the Aggregate Environmental Deductible. No refund shall be owing with respect to any alleged Environmental Defect for which Seller, at its option, delivers to Buyer an indemnity for such alleged Environmental Defect pursuant to Section 7.3(iii).

7.5.     Buyer acknowledges that prior to the execution of this Agreement it has had a satisfactory and sufficient opportunity to inspect, test and examine the Assets located in Mobile County, Alabama to the full extent of Buyer’s requirements and by execution of this Agreement Buyer accepts the Mobile County, Alabama Assets “as is, where is.”  Buyer agrees that no condition of any Asset in Mobile County, Alabama shall be considered grounds for an Environmental Defect, and no such condition shall be applied against the Aggregate Environmental Deductible in Section 7.4 or the option to terminate in Article IX.

ARTICLE 8. - TITLE DEFECTS AND ADJUSTMENTS

8.1.	Definitions.

For purposes hereof, the terms set forth below shall have the meanings assigned thereto.

(a)        “Allocated Value” shall mean the dollar amount allocated to each producing Asset as set forth on Exhibit B.

(b)        "Defensible Title", subject to and except for the Permitted Encumbrances (as hereinafter defined), means, as to the Leases, such title held by Seller and reflected by appropriate documentation properly filed in the official records of the jurisdiction in which the Lease or Leases are located that (i) entitles Seller and will entitle Buyer, after Closing, to own and receive and retain, without suspension, reduction or termination, payment of revenues for not less than the net revenue interest shown on Exhibit B of all oil and gas produced, saved and marketed from or attributable to the well or unit indicated through the plugging, abandonment and salvage of such wells; (ii) obligates Seller, and will obligate Buyer after Closing, to bear the costs and expenses relating to the maintenance, development and operation of such well or unit through the plugging, abandonment and salvage of such wells in an amount not greater than the expense interest of Seller set forth in Exhibit B (unless Seller's net revenue interest therein is proportionately increased); (iii) the Assets are free and clear of any liens, burdens or encumbrances of any kind or character, and (iv) there are no impairments (including a failure or breach under any agreement or contract) that, in the opinion of a reasonably operator, would materially restrict, impair or extinguish Buyer’s right to own an applicable Asset (other than consent requirements, such requirements being addressed in Article 10). “Defensible Title” as to personal property included in the Assets, means title that is free and clear of all material liens, burdens or encumbrances of any kind or character (including, but not limited to claims, demands, damages, liabilities, judgments and causes of action), subject to and except for the Permitted Encumbrances.

(c)        "Title Defect" shall mean any matter which causes Seller to have less than Defensible Title to any of the Assets as of the Closing Date.

(d)        "Title Defect Property" shall mean any Lease or Asset or portion thereof burdened by a Title Defect.

(e)	"Permitted Encumbrances" shall mean any of the following matters:

(i)         defects in the early chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings;

(ii)         defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than ten (10) years prior to the Effective Time, and which have not been released of record, and which have not been maintained in force and effect by production or operations pursuant to the terms of such leases;

(iii)       tax liens and mechanic's liens for amounts not yet due and payable, or those that are being contested in good faith by Seller in the ordinary course of business;

(iv)       to the extent any of the following do not materially diminish the value of, or impair the conduct of operations on, any of the Assets and do not impair Seller's right to receive the revenues attributable thereto: (x) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like, and (y) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by Seller or over which Seller owns rights of way, easements, permits or licenses;

(v)  all lessors' royalties, overriding royalties, net profits interests, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of Seller in any well affected thereby as reflected in Exhibit B or impair the right to receive revenues attributable thereto;

(vi)       preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired without an exercise of the rights prior to the Closing Date;

(vii)      all rights to consent by, required notices to, filings with, or other actions by governmental entities and tribal authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

(viii)     defects or irregularities of title arising out of events or transactions which have been barred by limitations;

(ix)       any encumbrance or other matter having an aggregate adverse effect on the value of the Assets of less than $50,000, the parties agreeing that such amount will be a per Asset threshold rather than a deductible; and

(x)        any encumbrance or other matter (whether or not constituting a "Title Defect") expressly waived in writing by Buyer.

8.2.	Notice of Title Defects.

No later than 5:00 p.m., C.S.T., on January 13, 2006 (the “Title Defect Notice Date”), Buyer may provide Seller written notice of any Title Defect (a “Title Defect Notice”) along with a description of those matters which, in Buyer's reasonable opinion, constitute Defects and setting forth in detail Buyer's calculation of the value for each Defect. Seller may elect, at its sole cost and expense, but without obligation, to cure all or any portion of such Defects. Buyer's failure to deliver to Seller such notice on or before the Defect Notice Date shall be deemed a waiver by Buyer of all Defects that Seller does not have notice of on such date. Any defect or deficiency concerning Seller’s title to the Assets not asserted by Buyer prior to the Title Defect Notice Date shall be deemed waived by Buyer for all purposes (including any Title Defect adjustment to the Purchase Price); provided, however, such waiver shall not effect or impair the warranties of Seller set forth in Section 8.5 or the indemnity obligations of Seller set forth in Section 17.3.

8.3.	Title Defect Remedies and Adjustments.

(a)           Subject to Section 8.6, in the event that Buyer provides Seller with a Title Defect Notice, Seller, at its sole option, shall, (i) agree to cure or remediate any Title Defect in accordance with subparagraph (b) below, (ii) reduce the Purchase Price by the amount of the Title Defect Value, or (iii) provide Buyer with indemnification for any damages, claims or expenses arising from such Title Defect.

(b)           In the event Seller elects to cure or remediate a Title Defect pursuant to Section 8.3(a)(i) above, Closing with respect to the portion of the Assets affected by such Title Defect will be deferred (the “Closing Deferred Property”). Closing with respect to all other Assets will proceed as provided in this Agreement, but the base Purchase Price delivered to Seller at such initial Closing will be reduced by the allocated value of all Closing Deferred Properties. If Seller cures any Title Defect within sixty (60) days after Closing (the “Cure Period”), then the Closing with respect to the Closing Deferred Property for which such Title Defect has been cured will proceed and will be finalized within seven (7) days following the end of the Cure Period. If Seller fails or refuses to cure any Title Defect prior to the expiration of the Cure Period, then Seller shall have the option to either (i) sell the Property to Buyer for an amount equal to the difference between the allocated value and the amount of the Title Defect Value; or (ii) sell the Property to Buyer for an amount equal to the allocated value and provide Buyer with indemnification for any damages, claims or expenses arising from such Title Defect.

8.4.	Title Defect Values.

In determining the value of a Title Defect (the “Title Defect Value”), it is the intent of the Parties to include, to the extent possible, only that portion of the lands, leases and wells or other Assets, whether an undivided interest, separate interest or otherwise, materially and adversely affected by the defect. The Title Defect value shall in no event exceed the Allocated Value of the affected Asset. Subject to such limitation; the Title Defect Value shall be determined by the parties in good faith taking into account all relevant factors, including, but not limited to, the following:

(i)         the Allocated Value of the leases, lands and wells or other Assets affected by the Title Defect;

(ii)         the reduction in the warranted net revenue interest of the Title Defect Property, or the amount by which the cost sharing percentage for such property is greater than the warranted working interest;

(iii)                        the productive status of the Title Defect Property (i.e., proved developed producing, etc.) and the present value of the future income expected to be produced therefrom;

(iv)                        if the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

(v)	the legal effect of the Title Defect; and

(vi)           if the Title Defect is a lien or encumbrance on the leases, lands or wells, the cost of removing such lien or encumbrance.

Notwithstanding anything to the contrary that may be contained in this Article 8, Buyer understands and agrees that the Allocated Values set forth in Exhibit B for a well or unit are for currently producing zones and that any loss of depth rights or acreage associated with such a well or unit will not have a Title Defect Value unless such loss causes a decrease in expense or net revenue interest in the currently producing zone.

8.5.         Burdens. SELLER SHALL CONVEY SELLER'S INTERESTS IN AND TO THE ASSETS TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, AND ENCUMBRANCES, WITHOUT WARRANTY OF TITLE EXCEPT AS TO ALL PERSONS CLAIMING OR TO CLAIM AN INTEREST IN THE ASSETS BY, THROUGH OR UNDER SELLER BUT NOT OTHERWISE AND NOT AS TO CLAIMS OF FAILURE OR IMPAIRMENT OF TITLE DUE TO GAPS IN PRODUCTION OR A LACK OF PRODUCTION IN PAYING QUANTITIES, AS PROVIDED IN THE FORM OF ASSIGNMENT, BILL OF SALE AND CONVEYANCE ATTACHED AS EXHIBIT C HERETO. IMBALANCES WITH RESPECT TO OIL OR NATURAL GAS ARE GOVERNED BY ARTICLE 18 HEREOF. THE PARTIES AGREE THAT THE EXISTENCE OF ANY SUCH IMBALANCES SHALL NOT BE DEEMED A TITLE DEFECT.

8.6.         Aggregate Title Deductible. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be entitled to any remedy relating to an alleged Title Defect unless and except to the extent that the aggregate cost associated with remedying all alleged Title Defects not cured or indemnified against by Seller exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000) and Buyer shall be solely responsible for and bear all costs and expenses associated with any and all alleged Title Defects up to Seven Million Five Hundred Thousand Dollars ($7,500,000). No refund shall be owing with respect to any alleged Title Defect for which Seller, at its option, delivers to Buyer an indemnity for such alleged Title Defect pursuant to Section 8.3.

ARTICLE 9. - OPTION TO TERMINATE

If the aggregate of the values attributable to all Title Defects determined pursuant to Article 8 plus the value of all Environmental Defects determined pursuant to Article 7 (before reduction pursuant to the application of the deductibles in Sections 7.4 and 8.6 and without reduction of such amount by reason of an indemnification by Seller) shall exceed FIFTEEN MILLION DOLLARS ($15 million), either Buyer or Seller may, at its sole option, terminate this Agreement without any further obligation by giving written notice by 12:00 noon Dallas time on the Business Day prior to the Closing Date. In the event of such termination, Seller shall return the Performance Deposit to Buyer, without interest, within five (5) days of receipt of the notice of termination and neither party shall have any further obligation or liability hereunder. Subject to Seller’s right to dispute such Title Defect Values and Environmental Defect Values and refer such issue to arbitration pursuant to Section 19.22, the Parties shall use Buyer’s good faith estimate of such Defect Values for purposes of this Article 9.

ARTICLE 10. - PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

10.1.	Actions and Consents.

(a)        Seller and Buyer agree that each shall use all reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction provided in this Agreement and to assure that it will not be under any material corporate, legal, or contractual restriction that could prohibit or delay the timely consummation of such transaction.

(b)        Promptly after execution of this Agreement, Seller shall notify all holders of (i) preferential rights to purchase the Assets (“Preferential Purchase Rights”), (ii) rights of consent to the assignment of the Assets, or (iii) rights of approval to the assignment of the Assets, and of such terms and conditions of this Agreement to which the holders of such rights are entitled. Seller shall promptly notify Buyer if any Preferential Purchase Rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. If prior to Closing, any such Preferential Purchase Rights are timely and properly exercised, or Seller is unable to obtain a necessary consent or approval prior to Closing, the interest or part thereof so affected shall be eliminated from the Assets and the Purchase Price reduced by the portion of the Purchase Price allocated to such interest or part thereof as provided in Exhibit B. If any additional Preferential Purchase Rights are discovered after Closing, or if a third party Preferential Purchase Rights holder alleges improper notice, then Buyer agrees to cooperate with Seller in giving effect to any such valid third party Preferential Purchase Rights. In the event any such valid third party Preferential Purchase Rights are validly exercised after Closing, Buyer's sole remedy against Seller shall be return by Seller to Buyer of that portion of the Purchase Price allocated under Exhibit B to the portion of the assets on which such rights are exercised and lost by Buyer to such third party. The parties agree that the Allocated Values for properties subject to Preferential Purchase Rights shall be the sole responsibility of Buyer, and Buyer agrees to indemnify and hold Seller harmless from all liability and claims related to the reasonableness of such values.

(c)	With respect to any portion of the Assets for which a Preferential Purchase

Right has not been asserted prior to Closing and for which the time for election to exercise such Preferential Purchase Right has not expired, Closing with respect to the portion of the Assets subject to such outstanding obligations (the “Third Party Interests”) will occur as scheduled and Buyer shall take the Third Party Interests subject to any such remaining Preferential Purchase Rights and shall indemnify Seller for any losses incurred by Seller in connection therewith.

(d)      In the event that the applicable Transfer Requirement with respect to any of the Assets has not been waived, complied with or otherwise satisfied prior to the Closing Date, Seller shall hold title to the Asset(s) affected by such unresolved Transfer Requirement for the benefit of Buyer, and Buyer shall be entitled to all benefits and shall bear all liabilities, costs and expenses associated the or related to such Assets, and Buyer shall indemnify, defend and hold harmless Seller in relation to such Assets to the full extent applicable to Assets conveyed to Buyer under the Purchase and Sale Agreement. For purposes of this Article 10, “Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any person which is required to be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by governmental bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein, or surface contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, surface contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from the Bureau of Land Management or state agencies).

ARTICLE 11. - COVENANTS OF SELLER

11.1.	Covenants of Seller Pending Closing.

(a)        From and after the date of execution of this Agreement and until the Closing, and subject to Section 11.2 and the constraints of applicable operating and other agreements, Seller shall operate, manage, and administer the Assets as a reasonable and prudent operator and in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement. Seller shall use all reasonable efforts to preserve in full force and effect all Leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Assets in which Seller owns an interest, and shall perform all obligations of Seller in or under all such agreements relating to the Assets; provided, however, Buyer's sole remedy for Seller's breach of its obligations under this Section 11.1(a) shall be limited to the amount of that portion of the Purchase Price allocated in Exhibit B to that portion of the Assets affected by such breach. Seller shall, except for emergency action taken in the face of serious risk to life, property, or the environment (1) submit to Buyer, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Assets which involve individual commitments of more than $50,000; (2) consult with, inform, and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets, including providing Buyer with weekly reports on production numbers upon request by Buyer; (3) obtain Buyer's written approval prior to voting under any operating, unit, joint venture, partnership or similar agreement; and (4) not approve or elect to go nonconsent as to any proposed well or plug and abandon or agree to plug and abandon any well without Buyer's prior written approval. On any matter requiring Buyer's approval under this Section 11.1(a), Buyer shall respond within five (5) days to Seller's request for approval and failure of Buyer to respond to Seller's request for approval within such time shall release Seller from the obligation to obtain Buyer's approval before proceeding on such matter. With respect to emergency actions taken by Seller in the face of serious risk to life, property, or the environment, without prior approval of Buyer pursuant to the provisions above, Seller will advise Buyer of its actions as promptly as reasonably possible and consult with Buyer as to any further related actions.

(b)        Seller shall promptly notify Buyer of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which relates to the Assets or which might result in impairment or loss of Seller's interest in any portion of the Assets or which might hinder or impede the operation of the Assets.

11.2.	Limitations on Seller's Covenants Pending Closing.

To the extent Seller is not the operator of any of the Assets, the obligations of Seller in Section 11.1 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use all reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

ARTICLE 12. - CLOSING CONDITIONS

12.1.	Seller's Closing Conditions.

The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

(a)        all representations and warranties of Buyer contained in this Agreement shall be true, accurate and not misleading in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed, satisfied and complied with all agreements, covenants and provisions required by this Agreement to be performed, satisfied and complied with by Buyer at or prior to the Closing;

(b)        the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Buyer;

(c)        all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and

(d)        as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

12.2.	Buyer's Closing Conditions.

The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

(a)        all representations and warranties of Seller contained in this Agreement shall be true, accurate and not misleading in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed, satisfied and complied with all agreements, covenants and provisions required by this Agreement to be performed, satisfied and complied with by Seller at or prior to the Closing;

(b)        the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Seller;

(c)        all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and

(d)        as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement.

ARTICLE 13. - CLOSING

13.1.	Closing.

The closing of this transaction (the "Closing") shall be held at the offices of Seller at 10.00 a.m., local time, on January 31, 2006, or at such earlier date or place as the Parties may agree in writing (herein called "Closing Date"). Time is of the essence and the Closing Date shall not be extended unless by written agreement of the Parties. On or before five (5) Business Days prior to Closing, Buyer and Seller shall use their best efforts to provide each other copies of all closing documents.

13.2.	Seller's Closing Obligations.

At Closing, except to the extent comprising the Excluded Assets, Seller shall deliver to Buyer the following:

(a)        the Assignment and Conveyance substantially in the form attached hereto as Exhibit C (one such Assignment to be executed for each of the five Subject Counties) and such other documents as may be reasonably necessary to convey all of Seller's interest in the Assets to Buyer in accordance with the provisions hereof;

(b)        a nonforeign affidavit executed by Seller in the form attached as Exhibit D;

(c)        appropriate regulatory forms appointing Buyer as the operator for those Assets which Seller operates;

(d)        copies of all third-party waivers, consents, approvals, permits and actions obtained; and

(e)	exclusive possession of the Assets;

(f)	letters-in-lieu of transfer orders in form acceptable to Seller and Buyer;

(g)        a Reporting and Accounting Memorandum executed by Seller in the form attached as Exhibit E; and

(h)        releases of all liens and encumbrances burdening the Assets in form and substance reasonably satisfactory to Buyer.

13.3.	Buyer's Closing Obligations.

At Closing, Buyer shall deliver to Seller (i) by wire transfer in immediately available funds to an Account designated by Seller, the Purchase Price (less the Performance Deposit) as adjusted by Section 3.3, and (ii) a Reporting and Accounting Memorandum executed by Buyer in the form attached as Exhibit E.

13.4.	Joint Closing Obligations.

Both Parties at Closing shall execute a Settlement Statement evidencing the amount actually wire transferred and all adjustments to the Purchase Price taken into account at Closing. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.

ARTICLE 14. - LIMITATIONS ON WARRANTIES AND REMEDIES

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE ASSETS. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER "AS IS, WHERE IS, AND WITH ALL FAULTS" AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, ARE GIVEN BY OR ON BEHALF OF SELLER. IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING BUYER SHALL HAVE INSPECTED THE ASSETS FOR ALL PURPOSES AND HAS SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER ACCEPTS SAME IN ITS "AS IS, WHERE IS AND WITH ALL FAULTS" CONDITION. THE WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, OR CONFORMITY TO SAMPLES.

ARTICLE 15. - CASUALTY LOSS AND CONDEMNATION

If, prior to the Closing, all or any portion of the Assets is destroyed after the date of this Agreement by fire or other casualty or if any portion of the Assets shall be taken by condemnation or under the right of eminent domain (all of which are herein called

"Casualty Loss" and limited to property damage or taking only), Buyer and Seller must agree prior to Closing either (i) to delete that portion of the Assets which is subject to the Casualty Loss from the Assets, and the Purchase Price shall be reduced by the value allocated to the deleted interest as set out in Exhibit B, or (ii) for Buyer to proceed with the purchase of such Assets, notwithstanding any such destruction or taking (without reduction of the Purchase Price) in which case Seller shall pay, at the Closing, to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets and shall assign, transfer and set over unto Buyer all insurance proceeds received by Seller as well as all of the right, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking; provided, however, if the value of that portion of the Assets affected by the Casualty Loss, not to exceed that allocated in Exhibit B, exceeds $15,000,000, Buyer and Seller shall each have the right to terminate this Agreement upon written notification to the other, the transaction shall not close and thereafter neither Buyer nor Seller shall have any liability or further obligations to the other hereunder. In the event of such termination, Seller shall return the Performance Deposit to Buyer, without interest, within five (5) days of receipt of the notice of termination and neither party shall have any further obligation or liability hereunder. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

ARTICLE 16. - DEFAULT AND REMEDIES

16.1.	Seller's Remedies.

If the transaction contemplated by this Agreement does not close by the Closing Date, as it may be extended in accordance herewith, because (a) a condition to Buyer’s obligation to close, as set forth in Section 12.2, is not satisfied, or because (b) Buyer terminates this Agreement under the provisions of Articles 9 or 15, or as elsewhere provided for and allowed in this Agreement, unless Buyer chooses the remedy of specific performance, if applicable, as set forth in Section 16.2, Seller will refund the Performance Deposit to Buyer, without interest, within five (5) days following the later of the Closing Date or any extension thereof in accordance with the provisions of this Agreement. If for any reason other than those set forth in subparagraphs (a) and (b) above, Buyer fails, refuses or is unable to close the transaction contemplated by this Agreement on or before the Closing Date, as it may be extended in accordance herewith, Seller, at its sole option, may retain the Performance Deposit with interest as a liquidated damage and not as a penalty, and terminate this Agreement, as Seller's sole and exclusive remedies for such default, all other remedies (except as expressly retained in Section 16.3) being expressly waived by Seller.

16.2.	Buyer's Remedies.

Upon failure of Seller to comply herewith by the Closing Date, as it may be extended in accordance herewith, Buyer, at its sole option and in addition to any other remedies it may have at law or equity, may (i) enforce specific performance, or (ii) terminate this Agreement. In the event Buyer elects to terminate this Agreement as set forth above, Seller shall immediately return the Performance Deposit to Buyer.

16.3.	Other Remedies.

Notwithstanding the foregoing, termination of this Agreement shall not prejudice or impair Buyer's obligations under Section 6.3 and 6.4 (and the confidentiality and indemnity agreements referenced therein). The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

16.4.	Effect of Termination.

In the event of termination of this Agreement under this Article 16, the transaction shall not close and neither Buyer nor Seller shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided herein.

ARTICLE 17. - ASSUMPTION AND INDEMNITY

17.1.	Assumed Obligations; Pre-Closing Liabilities.

Upon and after Closing Buyer shall own the Assets, together with all the rights, duties, obligations, and liabilities accruing after Closing, including the Assumed Obligations and Buyer's indemnity obligations hereunder. Buyer agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations. Seller agrees to retain and pay, perform, fulfill and discharge all Retained Obligations.

17.2.	Buyer's Indemnity.

Buyer agrees to indemnify, defend and hold Seller (and Seller’s predecessors in interest, but only to the extent that Seller is obligated to indemnify such predecessors) harmless from and against any and all Claims with respect to all liabilities and obligations or alleged or threatened liabilities and obligations caused by, related to, attributable to, or arising out of the Assumed Obligations or otherwise under this Agreement.

17.3.	Seller's Indemnity.

Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all Claims with respect to all liabilities and obligations or alleged or threatened liabilities and obligations caused by, related to, attributable to, or arising out of the Retained Obligations or otherwise under this Agreement.

17.4.        Negligence. THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTIES HERETO.

17.5.        Broker or Finder's Fee. Each party hereby agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying party, including, without limitation, any and all losses, damages, punitive damages, attorneys' fees, costs and expenses of any kind or character arising out of or incurred in connection with any such claim or defending against the same.

ARTICLE 18. - GAS IMBALANCES

Seller and Buyer will use their best efforts to update (to the Effective Time) the gas imbalance volume amounts listed on Exhibit F. If, prior to the Final Settlement Date, either party hereto notifies the other party hereto that the volumes set forth in Exhibit F are incorrect, then Buyer or Seller will pay the other at the Final Settlement, as appropriate, an amount equal to $4.00 per net mmbtu variance from the net imbalance shown on Exhibit F. Subject to such adjustment on the Final Settlement Date, as of the Closing Buyer agrees to assume any liability and obligation for gas production imbalances (whether over or under) attributable to the Assets. Except as set forth in this Article 18, in assuming this liability at Closing, Buyer shall not be obligated to make any additional payment over the Purchase Price to Seller, and Seller shall not be obligated to refund any of said price or to reimburse Buyer for any over-balances existing at the time of sale.

ARTICLE 19. - MISCELLANEOUS

19.1.	Public Announcements.

The parties hereto agree that prior to Closing, prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise its best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such parties; or (ii) obtain written approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this paragraph shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent (i) required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction; or (ii) necessary to comply with disclosure requirements of the New York Stock Exchange or other recognized exchange or over the counter, and applicable securities laws. Notwithstanding the foregoing, the parties agree that neither Buyer nor Seller shall make any public announcement until Buyer has delivered the Performance Deposit to Seller.

19.2.	Filing and Recording of Assignments, etc.

Buyer shall be solely responsible for all filings and recording of assignments and other documents related to the Assets and for all fees connected therewith, and Buyer shall furnish copies of all such filed and/or recorded documents to Seller. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Buyer shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations and Seller shall cooperate with Buyer in connection with such filings.

19.3.	Further Assurances and Records.

(a)        After the Closing each of the parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby. Without limiting the foregoing, in the event Exhibit A incorrectly or insufficiently describes or references or omits the description of a property or interest intended to be conveyed hereby as described in Sections 1.12 or 1.14, Seller agrees to, within a reasonable time after Seller’s receipt of Buyer’s written request, together with supporting documentation satisfactory to Seller, correct such Exhibit and/or execute an amended assignment or other appropriate instruments necessary to transfer the property or interest intended to be conveyed hereby to Buyer.

(b)        Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement for seven (7) years after Closing. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement; (ii) complying with any law, rule or regulation affecting Seller's interest in the Assets prior to the Closing Date; (iii) preparing any audit of the books and records of any third party relating to Seller's interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties; (iv) preparing tax returns; (v) responding to or disputing any tax audit; or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement.

(c)        Buyer agrees that within thirty (30) days after Closing or within thirty (30) days after operations are actually transferred, whichever is later, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any use whatsoever of such names, marks and logos.

(d)        To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer (i) access to files, records and data relating to the Assets in the possession of third parties; and (ii) access to wells constituting a part of the Assets operated by third parties for purposes of inspecting same.

(e)        Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Assets and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Assets.

(f)        Notwithstanding anything in this Section 19.3 to the contrary, Buyer shall be under no obligation to collect on behalf of Seller any receivables or other funds included in the Excluded Assets.

19.4.	Notices.

Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address of the parties to be notified as set forth below and addressed as follows:

If to Seller, as follows:

13727 Noel Road
Dallas, TX 75240
Attention: Fred N. Diem
FAX: (972) 960-8420

If to Buyer:

5100 Tennyson Parkway, Suite 3000

Plano, TX 75024

Attention:Ray Dubuisson

FAX:	(972) 673-2299

Provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time provided, so long as such verbal notice is followed by written notice thereof in the manner provided herein within twenty-four (24) hours following the end of such time period. Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

19.6.	Incidental Expenses.

Buyer shall bear and pay (i) all state or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of the Assets to Buyer, (ii) all documentary, transfer and other state and local government taxes incident to the transfer of the Assets to Buyer; and (iii) all filing, recording or registration fees for any assignment or conveyance delivered hereunder. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including it own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

19.7.	Waiver.

Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

19.8.	Binding Effect; Assignment.

All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the parties hereto and their respective successors and assigns. The rights and obligations of each party under this Agreement to indemnify and be indemnified are personal to that party and may not be assigned or transferred to any other party, firm, corporation or other entity, without the prior, express and written consent of the other party, and such consent may be withheld for any reason, including convenience. Any attempt to assign this Agreement as it relates to obligations to indemnify the other party over the objection or without the express written consent of the other party shall be absolutely void. Seller may condition its consent to assign such indemnification obligations on Buyer providing Seller with an appropriate guarantee of its assignee's performance. This paragraph is not intended to restrict Buyer’s ability to assign the Assets or any portion thereof after Closing without the consent of Seller, but in the event Buyer sells or assigns all or a portion of the Assets, the indemnity obligations under this Agreement shall remain in effect between Buyer and Seller as to all the Assets regardless of such assignment.

19.9.	Taxes.

(a)        Seller and Buyer agree that this transaction is not subject to the reporting requirement of Section 1060 of the Internal Revenue Code of 1986, as amended, and that, therefore, IRS Form 8594, Asset Acquisition Statement, is not required to be and will not be filed for this transaction. In the event the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

(b)        Seller shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Assets prior to the Effective Time. Buyer shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Assets after the Effective Time. Any party which pays such taxes for the other party shall be entitled to prompt reimbursement upon evidence of such payment. Each party shall be responsible for its own federal income taxes, if any, as may result from this transaction.

(c)        If this transaction is determined to result in state sales or transfer taxes, Buyer shall be solely responsible for any and all such taxes due on the Assets acquired by Buyer by virtue of this transaction. If Buyer is assessed such taxes, Buyer shall promptly remit same to the taxing authority. If Seller is assessed such taxes, Buyer shall reimburse Seller for any such taxes paid by Seller to the taxing authority.

19.10.	Confidentiality of Agreement.

This Agreement and the terms and provisions thereof, including the Purchase Price, shall be maintained confidential by Buyer and Seller until Closing; provided, however, that this Agreement and the terms and provisions thereof may be disclosed to Buyer's lenders, if any, and their consultants and representatives, who shall be required to keep such information confidential.

19.11.	Audits.

It is expressly understood and agreed that Seller retains its right to receive its proportionate share of the proceeds (net of a proportionate share of any reasonable audit expenses) from any audits relating to activities prior to the Effective Time, and Seller shall likewise assume and pay (or reimburse Buyer, as applicable) for Seller’s share of liabilities resulting from any such audits attributable to the period prior to the Effective Time pursuant to Section 17.3; provided, however, that this provision is intended to clarify, rather than alter the parties liabilities as allocated pursuant to other provisions of this Agreement.

19.12.	Like-Kind Exchanges.

Each party consents to the other party's assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-l(g)(4)(v) of the Treasury Regulations) in connection with effectuation of a like-kind exchange. However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary does not release either party from any of their respective liabilities and obligations to each other under this Agreement. Each party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange.

19.13.	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. ANY ACTION PERMITTED BY THIS AGREEMENT TO BE COMMENCED IN COURT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN STATE COURT LOCATED IN COLLIN COUNTY, TEXAS, AND EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE TO SUCH VENUE OR FORUM.

19.14.	Entire Agreement.

This Agreement embodies the entire agreement between the Parties and replaces and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, whether written or oral. No other agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid. This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by the Parties hereto. The headings herein are for convenience only and shall have no significance in the interpretation hereof. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof. It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights in anyone who is not a party or a successor or assignee of a party hereto.

19.15.	Severability.

If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable, and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

19.16.	Exhibits.

All Exhibits attached to this Agreement, and the terms of those Exhibits which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

19.17.	Delivery of Files After Closing.

The Assets set out in Section 1.14(d) shall be provided by Seller to Buyer as soon as reasonably possible after the Closing Date at a location to be specified by Seller. Any transportation, postage, or delivery costs from Seller's offices shall be at Buyer's sole cost, risk and expense.

19.18.	Survival.

Unless otherwise specifically provided in this Agreement, all of the representations, warranties, indemnities, covenants and agreements of or by the parties hereto shall survive the execution and delivery of the Assignment and Conveyance indefinitely.

19.19.	Subsequent Adjustments.

Regardless of the date set for the Final Settlement, Buyer and Seller agree that their intent is to allow for the earliest practical forwarding of revenue and reimbursement of expenses between them, and Seller and Buyer recognize that either may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other. Therefore, upon receipt of net proceeds or payment of net expenses due to or payable by the other party hereto, whichever occurs first, Seller or Buyer, as the case may be, shall submit a statement to the other party hereto showing the relevant items of income and expense. Payment of any net amount due by Seller or Buyer, as the case may be, on the basis thereof shall be made within ten days of receipt of the statement.

19.20.	Counterparts.

This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) agreement.

19.21.	No Representation as to Operatorship.

Seller makes no representation as to Buyer’s ability to be appointed operator of any of the Assets.

19.22.	Arbitration.

(a)        Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Section 19.22. Any Party may submit such a dispute, controversy or claim to arbitration by notice (the “Arbitration Notice”) to the other Party.

(b)        The arbitration shall be heard and determined by one arbitrator agreed to by the Parties. If the Parties cannot agree on a single arbitrator within ten (10) days after receipt of the Arbitration Notice by the last Party to receive such Notice, then the American Arbitration Association (the “AAA”) shall submit to the Parties a list of arbitrators who are knowledgeable experts in the oil and gas industry. Sellers (acting collectively) and Buyer shall each rank the arbitrators on the AAA list and shall submit such ranking to the AAA within ten (10) days after receipt of the AAA list. The AAA shall select the arbitrator with the highest ranking on both the Sellers’ and Buyer’s ranking lists. The AAA shall disqualify any arbitrator if the AAA determines that such arbitrator has a financial interest in the outcome of the dispute, controversy or claim or has any business, social or family relationship with any of the Parties or is otherwise not disinterested.

(c)        Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

(1)	The arbitration proceedings shall be held in Houston, Texas;

(2)            The sole arbitrator shall be and remain at all times wholly independent and impartial;

(3)        The arbitration proceedings shall be conducted under the Arbitration Rules of the AAA, as amended from time to time;

(4)        Any procedural issues not determined under the AAA arbitral rules shall be determined by the arbitration act and any other applicable laws of the State of Texas, other than those laws which would refer the matter to another jurisdiction;

(5)            The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the sole arbitrator;

(6)            The decision of the sole arbitrator shall be (i) reduced to writing; (ii) final and binding without the right of appeal; (iii) the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrator; (iv) made and promptly paid in U.S. dollars free of any deduction or offset; and (v) issued to require to the maximum extent permitted by law that any costs or expenses incident to enforcing the award be charged against the Party resisting such enforcement;

(7)            Consequential, punitive or other similar damages shall not be allowed except those payable to third parties for which liability is allocated among the Parties by the arbitral award;

(8)        The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the prime rate in effect at Bank of America, Houston, Texas, (or any successor thereto) plus 2%;

9)         Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be;

(10)      The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear. An award shall not be made solely on the default of a Party, but the arbitrator(s) shall require the Party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award; and

(11)      If the arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

(12)                  The referral of any issue to arbitration under this Section 19.22 shall not, in and of itself, result in a delay of Closing unless otherwise agreed by the Parties.

19.23	Employee Matters.

(a)        Effective as of the Closing Date, Buyer may make an offer of employment to those full time and part time field employees (hourly and salaried) of Seller, who currently perform substantially all of their services with respect to the Assets, as identified by Seller within thirty (30) Business Days after execution of this Agreement, but prior to the Closing Date (“Business Employees”). For purposes of this Agreement, a “Transferred Employee” is a Business Employee who accepts an offer of employment made pursuant to this Section 19.23(a).

(b)        Buyer agrees to pay Seller at Closing an amount equal to the sum of (i) four (4) months salary/wages, and (ii) four (4) months COBRA premiums, with respect to each Business Employee who does not constitute a Transferred Employee pursuant to Section 19.23 (as computed with respect to each Business Employee, a “Severance Amount,”). In addition, if within the six (6) month period commencing on the Closing Date a Transferred Employee incurs an “Involuntary Termination of Employment,” Buyer shall pay Seller a Severance Amount with respect to such terminated Transferred Employee. For purposes of this Section 19.23(b), the term “Involuntary Termination of Employment” means the termination of the Transferred Employee’s employment with Buyer (i) by Buyer or one of its affiliates without “Cause” or (ii) by the Transferred Employee for “Good Reason.” For purposes of this Section 19.23(b), the term “Cause” means (i) the willful and continued failure by the Transferred Employee to perform his or her duties, or (ii) the willful engaging of the Transferred Employee in conduct that is demonstrably and materially injurious to Buyer. For purposes of this Section 19.23(b), the term “Good Reason” means (i) the assignment to the Transferred Employee of any duties or responsibilities that are substantially diminished as compared to the Transferred Employee’s duties as of date of hire by Buyer, (ii) a reduction in the amount of the Transferred Employee’s aggregate annualized salary, or hourly base rate of pay, as applicable, plus the individual’s target cash bonus opportunity below the amount of the Transferred Employee’s aggregate annualized salary, or hourly base rate of pay, as applicable, plus the individual’s target cash bonus opportunity with Seller as of date of hire by Buyer, or (iii) the relocation of the Transferred Employee’s principal place of employment would require an increase of more than 50 miles in his commute from his residence to his principal place of employment.

(c)        With respect to events following the Closing, Buyer shall be responsible for sending timely and appropriate notices to all Transferred Employees required under the Worker Adjustment and Retraining Notification Act (“WARN”) and all other applicable laws relating to plant or facility closings or otherwise regulating the termination of employees. To the extent that any liability is incurred under any such laws based on Buyer’s actions after the Closing, Buyer shall be solely and exclusively responsible for all obligations and liabilities incurred under WARN and other such laws relating to this transaction.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

MERIT MANAGEMENT PARTNERS I, L.P.

MERIT ENERGY PARTNERS III, L.P.

By:	Merit Energy Company,
General Partner

By:	/s/ Fred N. Diem
Fred N. Diem, Vice President

MERIT ENERGY PARTNERS D-III, L.P.

By:	Merit Management Partners I, L.P.,
General Partner

By:	Merit Energy Company,
General Partner

By:	/s/ Fred N. Diem
Fred N. Diem, Vice President

BUYER:

DENBURY ONSHORE, LLC

By:	/s/ H. Raymond Dubuisson
H. Raymond Dubuisson,

Vice President-Land